EX-99.j.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Ivy Funds of our reports dated June 9, 2023, relating to the financial statements and financial highlights, which appear in Delaware Global Real Estate Fund, Delaware Ivy Core Bond Fund, Delaware Ivy Global Bond Fund, Delaware Ivy High Income Fund, Delaware Ivy International Value Fund, Delaware Ivy Limited-Term Bond Fund, Delaware Ivy Managed International Opportunities Fund, Delaware Ivy Municipal Bond Fund, Delaware Ivy Municipal High Income Fund, Delaware Ivy Natural Resources Fund, and Delaware Real Estate Securities Fund’s Annual Reports on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Custodial and Auditing Services” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 28, 2023